Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

August 3, 2017

EnLink Midstream Partners, LP

2501 Cedar Springs Rd.

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel for EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $600,000,000 (the “Common Units”) pursuant to that certain Equity Distribution Agreement dated August 3, 2017 (the “Distribution Agreement”) by and among the Partnership, UBS Securities LLC, Barclays Capital Inc., BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Jefferies LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., and Wells Fargo Securities, LLC.

We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-217848), with respect to the Common Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The prospectus supplement dated August 3, 2017, which together with the accompanying prospectus dated June 23, 2017 (collectively, the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and the Certificate of Limited Partnership of the Partnership, as amended to the date hereof, (iii) the Third Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iv) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), (v) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, as furnished to us by the General Partner, (vi) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner and (vii) statutes and other instruments and documents as we deemed necessary or advisable for the opinions hereafter expressed.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.  We have also assumed that all Common Unis will be issued and sold in the manner set forth in the Prospectus and the Distribution Agreement and that certificates for the Common Units, if any, will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for the Partnership, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership in accordance with the provisions of the governing documents of the Partnership.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units have been duly authorized and, when issued and delivered by the Partnership against payment therefor in accordance with the Distribution Agreement and as described in the Registration Statement, will be validly issued in accordance with the Partnership Agreement, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607, and 17-804 of the Delaware LP Act).

The opinion set forth above is limited in all respects to matters of the Delaware LP Act, the Delaware LLC Act and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and the federal laws of the United States of America, in each case as in effect on the date hereof.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K filed on the date hereof.  We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.